Exhibit 10.02
PayPal Holdings, Inc.
2026 Equity Incentive Award Plan
Restricted Stock Unit Award Grant Notice
and Restricted Stock Unit Award Agreement

[Name]	Award Number:
[Country]
Grant Date:	Type: RSU
Company Shares:

Effective as of the Grant Date set forth above (the “Grant Date”), PayPal Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2026 Equity Incentive Award Plan, as amended and restated from time to time (the “Plan”), hereby grants to the individual named above (“Participant”), an award of Restricted Stock Units (“RSUs”) with respect to the number of shares of Stock provided above in this Grant Notice (the “Shares”). This Restricted Stock Unit Award (the “Award”) is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (this “Grant Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the additional provisions for Participant’s country, if any, attached hereto as Exhibit B (together with the Grant Notice and the Award Agreement, the “Agreement”) and the Plan, all of which are incorporated herein by reference. Any capitalized terms used in this Agreement without definition have the meanings ascribed to such terms in the Plan.

The Award will vest in increments as indicated below. The Administrator has the sole and absolute discretion to determine the applicable vesting schedule for each award granted under the Plan.

[Vesting Schedule]

All vesting is subject to Participant’s continued service with the Company or a subsidiary of the Company through each applicable vesting date and Participant not having experienced a Termination of Service.

By Participant’s signature and the Company’s signature below, or by Participant’s acceptance of the Agreement through the Company’s designated online acceptance procedure, Participant agrees to be bound by the terms and conditions of the Plan and the Agreement. Participant has reviewed and fully understands all provisions of the Plan and the Agreement, and has had an opportunity to obtain the advice of counsel prior to executing the Agreement or accepting the Agreement through the Company’s designated online acceptance procedure. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company with respect to any questions arising under the Plan or the Agreement.

If Participant has not executed the Agreement or affirmatively accepted or rejected the Agreement through the Company’s designated online acceptance procedure prior to the first scheduled vesting date of the Award as set forth in this Grant Notice, Participant will be deemed to have accepted the Award and all terms and conditions applicable to the Award. If Participant rejects the Award, the Award will be cancelled and no benefits from the Award nor any compensation or benefits in lieu of the Award will be provided to Participant.

PayPal Holdings, Inc.	Date
[Name]	Date

EXHIBIT A
To Restricted Stock Unit Award Grant Notice

PayPal Holdings, Inc. Restricted Stock Unit Award Agreement

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement is attached (together with the Grant Notice and the additional provisions for Participant’s country, if any, attached hereto as Exhibit B, the “Agreement”), PayPal Holdings, Inc., a Delaware corporation (the “Company”), has granted to Participant an award of Restricted Stock Units (“RSUs”) with respect to the number of shares of Stock (“Shares”) under the Company’s 2026 Equity Incentive Award Plan, as it may be amended and restated from time to time (the “Plan”), as set forth in the Grant Notice.

GENERAL

1.Definitions. Any capitalized terms used in this Agreement without definition have the meanings ascribed to such terms in the Plan, as applicable.

2.Incorporation of Terms of Plan. The Award is subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

AGREEMENT

1.Grant of the RSUs. As set forth in the Grant Notice, as of the Grant Date (as defined in the Grant Notice), the Company hereby grants to Participant the RSUs, subject to all the terms and conditions in this Agreement and the Plan. However, no Shares will be issued to Participant until the time set forth in Section 2. Prior to the actual issuance of any Shares, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company. Unless otherwise determined by the Administrator, the RSUs include a right to receive an amount equal to the value of any dividends paid on the Stock for which the dividend record date occurs between the Grant Date and the date the RSUs are settled or forfeited (“Dividend Equivalents”). Subject to vesting, each Dividend Equivalent entitles Participant to receive the equivalent value of any such dividends paid on the number of Shares underlying the RSUs that are outstanding during such period. Dividend Equivalents will be (i) accrued (without interest), (ii) settled in cash or, subject to the approval of the Administrator, in Shares, and (iii) subject to the same conditions as the RSUs to which they are attributable, including, without limitation, the vesting conditions, the provisions governing the time of settlement of the RSUs, and any additional provisions for Participant’s country in Exhibit B.

2.Issuance of Stock and Payment of Dividend Equivalents. As soon as administratively practicable after each date that RSUs vest (each, a “Vesting Date”) (and in no event later than March 15 following the calendar year of the applicable Vesting Date), the Company will promptly (i) cause to be issued (either in book-entry form or otherwise) to Participant or Participant’s beneficiaries, as the case may be, Shares with respect to RSUs that become vested on each Vesting Date, and (ii) pay any accrued Dividend Equivalents with respect to such Shares, in each case subject to Section 3 hereof; provided that Participant has not experienced a Termination of Service on or prior to such Vesting Date. Unless otherwise determined by the Administrator and permitted by the Plan, no fractional Shares will be issued under this Agreement. The vesting of the RSUs and associated Dividend Equivalents will cease immediately upon a Termination of Service, as further described in Section 8(m) below, and any unvested RSUs and associated Dividend Equivalents awarded by this Agreement will be forfeited upon such Termination of Service.

3.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company and/or Participant’s employer (the “Employer”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount (if any) withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, settlement, release or cancellation of the RSUs and associated

Dividend Equivalents, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy the Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer (or their respective agents), at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy their obligations (if any) with regard to the Tax-Related Items by one or a combination of the following:

(i)    withholding a net number of otherwise issuable vested Shares having a then-current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and/or the Employer pursuant to the terms and conditions of the Plan or other applicable withholding rates;

(ii)    arranging for the Company-designated broker to sell on the market a portion of the otherwise issuable vested Shares that have an aggregate market value sufficient to pay the Tax-Related Items (also known as a “sell to cover”), on Participant’s behalf and at Participant’s direction pursuant to this authorization;

(iii)    withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer, or any subsidiary of the Company (including from any Dividend Equivalents);

(iv)    requiring Participant to make a payment in cash (or cash equivalent) to the Company or the Employer; and/or

(v)    any other method determined by the Company to be permitted under the Plan and applicable laws;

provided, however, that if Participant is an officer of the Company subject to Section 16 of the Exchange Act, then the obligations with regard to the Tax-Related Items will be satisfied by first withholding any otherwise payable Dividend Equivalents upon the relevant taxable or tax withholding event, as applicable, and then withholding a net number of otherwise issuable vested Shares upon the relevant taxable or tax withholding event, as applicable, as described in clause (i) above, unless the use of such withholding method would result in adverse consequences under applicable tax or securities law or accounting principles, in which case the obligations with regard to the Tax-Related Items in excess of the amount of otherwise payable Dividend Equivalents will be satisfied by the method described in clause (ii) above.

Unless otherwise determined by the Administrator and permitted by the Plan, no fractional Shares will be sold to cover or withheld to cover Tax-Related Items. The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described in (i) above, for tax purposes Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or refuse to deliver the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

4.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded in the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

5.Conditions to Issuance of Certificates. Notwithstanding any other provision of this Agreement, the Company will not be required to issue or deliver any certificate or certificates for any Shares (or make any book entries representing Shares) prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any U.S. or non-U.S. federal, state or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body (including any applicable non-U.S. governmental regulatory body), which the Company will, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency that the Company will, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Company may from time to time establish for reasons of administrative convenience.

6.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

7.Award Not Transferable. This Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.

8.Nature of Grant. By accepting the Award, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company and is discretionary in nature, and the Plan and this Agreement may be modified, amended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the Plan is operated and the RSUs are granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights Participant may have under this Agreement may be raised only against the Company but not any subsidiary of the Company (including, but not limited to, the Employer);

(c)no subsidiary or affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Participant under this Agreement;

(d)the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(e)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(f)Participant is voluntarily participating in the Plan;

(g)the grant of the RSUs and Participant’s participation in the Plan will not create a right to employment or service or be interpreted as forming an employment or service contract with the Company, the

Employer or any subsidiary of the Company and will not interfere with the ability of the Company, the Employer or any subsidiary of the Company to terminate Participant’s employment or service relationship (if any);

(h)the RSUs and any Shares subject to the RSUs, and the income from and value of such RSUs and any Shares subject thereto, are not intended to replace any pension rights or compensation;

(i)the RSUs and any Shares subject to the RSUs, and the income from and value of such RSUs and any Shares subject thereto, are not part of normal or expected compensation or salary for any purpose, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(j)unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of such RSUs and any Shares subject thereto, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a subsidiary of the Company;

(k)the future value of the Shares subject to the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(l)no claim or entitlement to compensation or damages arises from forfeiture of the RSUs resulting from (i) Participant ceasing to provide services to the Company, the Employer or any subsidiary of the Company (whether or not such cessation of services is later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any) and/or (ii) the application of the Clawback Policy as described in Section 17 below;
(m)in the event of Participant’s Termination of Service (whether or not such Termination of Service is later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any), unless otherwise provided by this Agreement or determined by the Company, Participant’s right to vest in the RSUs, if any, will terminate effective as of the date that Participant is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment agreement or service contract, if any); the Administrator will have the sole discretion to determine when Participant is no longer actively providing services for purposes of the RSUs; and

(n)neither the Company, the Employer nor any subsidiary of the Company will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States dollar that may affect the value of the RSUs or any amounts due to Participant pursuant to the vesting of the RSUs or the subsequent sale of any Shares acquired under the Plan.

9.No Advice Regarding Grant. Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or Participant’s acquisition or sale of Shares. Participant understands and agrees that Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

10. Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by applicable laws or regulations, including applicable laws or regulations in Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before possessing inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties, including but not limited to fellow employees, or causing them otherwise to buy or sell securities.

Any restrictions under these laws or regulations are separate from, and in addition to, any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for complying with any applicable restrictions and should speak with a personal legal advisor on this matter.

11.Foreign Asset/Account Reporting; Exchange Controls. Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect Participant’s ability to acquire or hold Shares or cash received from participating in the Plan (including from any dividends or Dividend Equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets, or transactions to tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to Participant’s country through a designated broker or bank and/or within a certain time after receipt. Participant acknowledges and agrees that it is Participant’s responsibility to be compliant with such regulations, and that Participant should consult his or her personal legal advisor for any details.

12.Data Privacy Information and Consent. This section references the PayPal Privacy Statements that describe the Company’s privacy and data protection practices for the personal data of Company employees, available at: https://careers.pypl.com/paypal-privacy-statements/ (referred to as the “Privacy Statements”).

To participate in the Plan, Participant will need to (i) review the information provided below about the collection, processing and transfer of Participant’s Personal Data (as defined below) and (ii) consent to the collection, processing and transfer of Participant’s Personal Data. The Controller of Participant’s Personal Data for purposes of the Plan is the Company, located at 2211 North First Street, San Jose, CA 95131, U.S.A.

(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Participant, such as: Participant’s name, home address and telephone number, email address, date of birth, social insurance number, tax ID number, passport or other identification number in a government issued document, salary, nationality, job title, any shares or directorships held in the Company, and details of all entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Personal Data by the Company and the Employer is set forth in the applicable Privacy Statement.

(b)Stock Plan Administration Service Providers. The Company transfers Personal Data to Morgan Stanley Smith Barney, LLC and/or certain of its affiliates (collectively, “Morgan Stanley”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Personal Data with any such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to participating in the Plan. The Company’s legal basis, where required, for the transfer of Personal Data to Morgan Stanley or such different or additional service providers as the Company may select is Participant’s consent.

(c)International Data Transfers. The Company and its service providers are based in the United States. The Privacy Statements describe the transfer and sharing of Personal Data among the Company and its subsidiaries, affiliates and personnel worldwide.

The Company may receive, process, transfer and share Personal Data with its subsidiaries and affiliates on the basis of data transfer agreements or other appropriate safeguards permissible under applicable law and as further set out in the Privacy Statements. The Company may transfer Personal Data in the European Union (“EU”) to a country outside the EU because the Company has established Binding Corporate Rules (“BCRs”). For Personal Data outside the EU, the Company has entered into an Intra Group Data Processing Agreement among the various affiliates of the Company group. Both BCRs and the Privacy Statements are available on the Company’s intranet site.

(d)Data Retention. The Company and its subsidiaries and affiliates will keep Personal Data for the purpose of this Agreement only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When Personal Data is no longer needed for any of the foregoing purposes under the Plan, the Company and its subsidiaries and affiliates will cease to use the Personal Data and remove it from their systems as reasonably practicable with respect to the Plan. This provision addresses only the retention and removal of Personal Data collected and used for purposes of the Plan. If Personal Data has been collected and used for other purposes, it may be retained for such purposes, as set forth in the applicable Privacy Statement.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. As set forth above, the transfer of Personal Data to Morgan Stanley or such different or additional service providers as the Company may select is based on Participant’s consent. Participation in the Plan is voluntary and Participant is providing the consent herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s salary from or employment with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to administer or maintain Participant’s participation in the Plan.

(f)Data Subject Rights. Subject to the conditions set out in applicable law, Participant may, without limitation, have the rights of access, rectification, erasure, restriction and objection with respect to the Company as set out in the applicable Privacy Statement under “what are my rights” (available on the Company’s intranet site or at the link provided in the introduction to this Section 12 above).

By participating in the Plan and indicating consent via the Company’s acceptance procedure, Participant is declaring that Participant agrees with the transfer of Personal Data to Morgan Stanley and other service providers as described herein, and consents to such transfer of Personal Data by the Company and its subsidiaries and affiliates for the purposes of the Plan.

13.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or any future RSUs granted under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an electronic system established and maintained by the Company or a third party designated by the Company.

14.Language. Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.

15.Governing Law and Choice of Venue. The laws of the State of Delaware govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement (including the additional provisions for Participants outside the U.S. attached to this Agreement as Exhibit B), without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

For purposes of litigating any dispute that arises directly or indirectly in respect of this Award, the parties hereby submit to and consent to the exclusive jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware and agree that such litigation will be conducted in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and no other courts, where this grant is made and/or to be performed.

16.Conformity to U.S. Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the

Exchange Act, and any and all regulations and rules promulgated thereunder by the U.S. Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act, as well as any applicable stock exchange rules or listing standards. Notwithstanding anything herein to the contrary, the Plan will be administered, and the Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

17.Award Subject to Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, the Company’s Mandatory Recovery Policy for Executive Officers, or any other policy which the Company may be required to adopt under the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law (collectively, the “Clawback Policy”). Further, the RSUs, and any Shares issued or Dividend Equivalents paid on vesting of the RSUs, will be subject to deduction, clawback or forfeiture to the extent required to comply with any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards. In order to satisfy any recoupment obligation arising under the Clawback Policy, among other things, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy.

18.Amendment, Modification and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified or terminated at any time or from time to time by the Administrator, provided that, except as may otherwise be provided by the Plan, no amendment, modification or termination of this Agreement will adversely affect the Award in any material respect without the prior written consent of Participant.

19.Notices. Notices required or permitted hereunder will be given in writing and will be deemed effectively given upon (i) personal delivery, (ii) transmission, if sent by email or other electronic means, or (iii) deposit in the post by certified mail, or its non-U.S. equivalent, with postage and fees prepaid, addressed to Participant at his or her address or email address shown in the Company records, and to the Company at its principal executive office or such email address as the Company designates.

20.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, and to the extent permissible under local law, this Agreement will be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

21.Compliance in Form and Operation. This Agreement and the RSUs are intended to be exempt from or comply with Section 409A and will be interpreted in a manner consistent with that intention, to the extent Participant is or becomes subject to U.S. federal income taxation. Notwithstanding any other provisions of this Agreement, the Company reserves the right in its sole and absolute discretion, to the extent the Company deems necessary or advisable, if Participant is or becomes subject to U.S. federal income taxation, and without any obligation to do so or to indemnify Participant for any failure to do so, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representation that the RSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the RSUs.

22.Country-Specific Provisions. The Award will be subject to any additional or different provisions set forth in Exhibit B of the Grant Notice for Participant’s country, if any. If Participant relocates to one of the countries included in Exhibit B of the Grant Notice prior to any Vesting Date or while holding Shares issued upon vesting of the RSUs, the additional provisions for such country will apply to Participant, to the extent the Company determines that the application of such provisions is advisable or necessary for legal, tax or administrative reasons. Exhibit B of the Grant Notice constitutes part of this Agreement.

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and on any Shares issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal, regulatory or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, provided, however, that if Participant is also a participant in the Company's Executive Change in Control and Severance Plan, as it may be amended or restated, the applicable provisions of such plan will apply to the RSUs granted under this Agreement.

25.Severability. If any provision of the Plan or this Agreement is found to be invalid, illegal or unenforceable in any respect, such provision will be applied to the fullest extent permitted by law and such invalidity, illegality or unenforceability will not affect any other provision of the Plan or this Agreement.

26.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

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